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                        EXHIBIT (23)(B)
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                 CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) of Boatmen's Bancshares, Inc. We also consent to the inclusion of our reports dated November 10, 1994, with respect to (i) the consolidated balance sheet of Dalhart Bancshares, Inc. and Subsidiary as of December 31, 1993, and the related consolidated statements of earnings, stockholders' equity and cash flows for the year then ended, and (ii) the balance sheet of Citizens State Bank of Dalhart as of December 31, 1993, and the related statements of earnings, stockholders' equity and cash flows for the year then ended.


/s/ GRA, Thompson, White & Co., P.A.

GRA, Thompson, White & Co., P.A.
Merriam, Kansas
December 20, 1994